ARSHAK DAVTYAN, INC.

Certified Public Accountants

Arshak Davtyan, Inc. 291 Troy Way, Salt Lake City, Utah, 84107 Tel: 1 (801) 305-3155 Email: adavtyancpa@gmail.com

December 2, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read the statements made by China Pharma Holdings, Inc. (the "Company") in Item 4.01 of the Company's Current Report on Form 8-K dated December 2, 2016 and agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements of the Company made under Item 4.01 therein.

/s/ Arshak Davtyan, Inc.
Arshak Davtyan, Inc.